UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 28, 2004

Crown Castle International Corp.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-16441	76-0470458
(State or Other	(Commission File	(IRS Employer
Jurisdiction of	Number)	Identification
Incorporation)		Number)

510 Bering Drive

Suite 500

Houston, TX 77057

(Address of Principal Executive Office)

Registrant’s telephone number, including area code: (713) 570-3000

This document includes “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the

Securities Exchange Act of 1934. Other than statements of historical fact, all statements regarding industry prospects, the consummation of the transactions described in this document and the Company’s expectations regarding the future performance of its businesses and its financial position are forward-looking statements.

These forward-looking statements are subject to numerous risks and uncertainties.

ITEM 5. OTHER EVENTS AND REGULATION FD DISCLOSURE

On June 28, 2004, Crown Castle International Corp. (the “Company”) entered into a definitive agreement to sell its UK subsidiary, Crown Castle UK Holdings Limited (“CCUK”), to NGG Telecoms Investment Limited (“NGG”), an affiliate of National Grid Transco Plc (the “Transaction”). Under the terms of the Share Purchase Agreement, dated as of June 28, 2004 (the “Share Purchase Agreement”) by and among the Company, NGG and National Grid Holdings One Plc., the purchase price payable to the Company is $2.035 billion in cash. Approximately $1.888 billion of the purchase price comprises consideration for the shares of CCUK. The balance comprises a repayment of net inter-company debt obligations owed by CCUK and its subsidiaries to the Company and its group. Actual cash proceeds are subject to various preliminary working capital-type adjustments at closing and final adjustments after closing, as provided under the Share Purchase Agreement.

The closing of the Transaction is conditioned upon (1) the UK Office of Fair Trading indicating that it will not refer the Transaction to the UK Competition Commission, (2) the Federal Communications Commission granting CCUK’s application for exempt telecommunications company status under the Public Utility Holding Company Act of 1935, (3) the British Broadcasting Corporation (the “BBC”) indicating that it will not exercise any termination rights under certain broadcast transmission agreements between CCUK and the BBC as a consequence of the Transaction, or such rights having elapsed, and (4) the UK Office of Communications indicating that it will not revoke certain material licenses held by CCUK as a consequence of the Transaction. Subject to the above-described closing conditions, the Transaction is expected to close by September 30, 2004. A copy of the Share Purchase Agreement is attached hereto and incorporated herein by reference as Exhibit 2.1.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits

Exhibit No.	Description

2.1	Share Purchase Agreement dated June 28, 2004 by and among Crown Castle International Corp., NGG Telecoms Investment Limited and National Grid Holdings One plc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROWN CASTLE INTERNATIONAL CORP.

By:	/s/ E. Blake Hawk
Name: Title:	E. Blake Hawk Executive Vice President and General Counsel

Date: June 30, 2004

EXHIBIT INDEX

Exhibit No.	Description

2.1	Share Purchase Agreement dated June 28, 2004 by and among Crown Castle International Corp., NGG Telecoms Investment Limited and National Grid Holdings One plc.

3